Exhibit 12.1

May 21, 2025

ModVans Inc.
665 Spice Islands Drive,
Suite 102
Sparks, Nevada 89431

Re: ModVans Inc. Amendment to Offering Statement on Form 1-A

Ladies and Gentlemen:

With this May 21, 2025 filing of Form 1-A, ModVans is amending an offering statement on Form 1-A originally filed by ModVans Inc. (the “Company”) on September 21, 2023, and originally qualified by the Securities and Exchange Commission (the “Commission”) on November 7, 2023.

The purpose of this post-qualification amendment is to change the termination date from December 31, 2024 to December 31, 2025 and increase the stock price from $.50/share to $.55/share. In addition, ModVans has made updates to its offering to satisfy comments from a Commission review dated February 3, 2025.

In rendering our opinion, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Certificate of Incorporation and Bylaws of the Company, each as amended, (ii) copies of resolutions of the Board of Directors and stockholders of the Company; (iii) the Offering Statement, including the exhibits thereto; and (iv) such other documents as we have considered appropriate for purposes of the opinion hereinafter expressed. We also rely on the fact that relatively minor changes have been made to the offering previously qualified by the Commission on November 7, 2023.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or reproduction copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records, and instruments furnished to us by the Company, without independent check or verification of their accuracy.

Based upon the foregoing examination and subject to the comments and assumptions noted below, we are of the opinion that, the Shares have been duly authorized for issuance and, when issued in the manner described in the Offering Statement by the Company against payment therefor, will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the corporate law of the State of Delaware as in effect on the date hereof and is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or judicial decisions that may hereafter occur.

Sincerely,

/s/ ModVans Inc.